Exhibit 17(b)

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to (i) the inclusion of our opinion letter dated August 2, 2024 to a special committee of the Board of Directors of Carlyle Secured Lending, Inc. (“CGBD”) as Annex B to the joint proxy statement/information statement/prospectus relating to the proposed merger of Blue Fox Merger Sub, Inc., a direct wholly-owned subsidiary of CGBD, with and into Carlyle Secured Lending III (“CSL III”), after which CSL III will merge immediately with and into CGBD, which forms a part of the Registration Statement on Form N-14 of CGBD (the “Registration Statement”) and (ii) the description of our opinion and references to our firm and our opinion included in such Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Raymond James & Associates, Inc.
RAYMOND JAMES & ASSOCIATES, INC.

Dated: October 7, 2024